Exhibit 5.1

April 13, 2011

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), and certain subsidiaries of the Company with respect to certain legal matters in connection with the registration by the Company of the offer and sale of $300,000,000 aggregate principal amount of its 7.25% Senior Notes due 2019 (the “Notes”). The Notes are fully and unconditionally guaranteed (the “Guarantees”) by Penn Virginia Holding Corp., a Delaware corporation (“PVH”), Penn Virginia Oil & Gas Corporation, a Virginia corporation (the “Virginia Guarantor”), Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company (“PVOG”), Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company (“PVOL”), Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“PVOT”), Penn Virginia MC Corporation, a Delaware corporation (“PVMC”), Penn Virginia MC Energy L.L.C., a Delaware limited liability company (“PVME”), Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company (“PVMO” and, collectively with PVH, the Virginia Guarantor, PVOG, PVOL, PVOT, PVMC and PVME, the “Subsidiary Guarantors”). The Notes and the Guarantees are collectively referred to herein as the “Securities.”

The Securities are being offered and sold pursuant to a prospectus supplement, dated April 5, 2011 (the “Prospectus Supplement”) to a base prospectus dated March 8, 2011 (such base prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-172674), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective on March 8, 2011 (the “Registration Statement”). The Prospectus was filed with the Commission pursuant to Rule 424(b) on April 6, 2011.

The Securities have been issued pursuant to an Indenture (the “Base Indenture”), dated as of June 15, 2009, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture (the “Supplemental Indenture” and, together with the Base

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Indenture, the “Indenture”), dated as of April 13, 2011, among the Company, the Subsidiary Guarantors and the Trustee.

In connection with this opinion, we have examined, and relied upon originals or electronic copies, certified or otherwise identified to our satisfaction of, (i) the Registration Statement, including the Prospectus, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the Company’s Articles of Incorporation, as amended through the date hereof, (v) the Company’s Amended and Restated Bylaws, (vi) the organizational documents of each Subsidiary Guarantor, (vii) the Underwriting Agreement, dated April 5, 2011, relating to the offer and sale of the securities (the “Underwriting Agreement”), (viii) resolutions adopted by the board of directors of the Company and the board of directors, sole member or general partner, as applicable, of each Subsidiary Guarantor and (ix) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Company and the Subsidiary Guarantors and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(i)	each of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees have been duly authorized and validly executed and delivered by the Company, the Virginia Guarantor and the Trustee;

(ii)	the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters, the Company and the Virginia Guarantor; and

(iii)	each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

Based upon and subject to the foregoing, we are of the opinion that

(1)	the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity), and public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing; and

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(2)	the Guarantees constitute valid and legally binding obligations of the Subsidiary Guarantors enforceable against the Subsidiary Guarantors in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity), and public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in Indenture, the Notes or the Guarantees that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware (including all applicable statutory provisions and reported judicial decisions interpreting those laws), the laws of the State of New York and the Texas Revised Limited Partnership Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to matters dependent upon the laws of the Commonwealth of Virginia, we have assumed the correctness of, and have not made any independent examination of the matters covered by, and our opinion is in all respects subject to, the opinion to you dated the date hereof of Hunton & Williams LLP.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on or about the date hereof. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP